EXHIBIT 23(M)(4)

                                  FORWARD FUNDS

                           Forward Emerald Growth Fund
                    Forward Emerald Banking and Finance Fund
                              Forward Emerald Fund

                  RULE 12B-1 DISTRIBUTION PLAN (CLASS C SHARES)

                      PREAMBLE TO CLASS C DISTRIBUTION PLAN

                  The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by Forward Funds (the "Trust") for Class C Shares of each of the Forward Emerald Growth Fund, the Forward Emerald Banking and Finance Fund, the Forward Emerald Fund, which Plan shall take effect as of the date Class C Shares are first offered (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Trustees of the Trust (the "Board"), including a majority of those Board members who are not "interested persons" of the Trust and who have no direct, or indirect financial interest in the operation of the Plan (the "non-interested Board members"), cast in person at a meeting called for the purpose of voting on such Plan.

                  In reviewing this Plan, the Board considered the proposed schedule and nature of payments under this Plan and the Distribution Agreement to be entered into between the Trust and Citgo Mutual Fund, Inc. (the "Distributor"). The Board of Trustees concluded that the proposed compensation of the Distributor under this Plan for promotion and distribution of the Portfolio's Class C shares is fair and not excessive. Accordingly, the Board of Trustees determined that this Plan should provide for such compensation and that adoption of this Plan would be prudent and in the best interests of the Portfolio and its Class C shareholders. Such approval included a determination that in the exercise of reasonable business judgment of the Board of Trustees and in light of the fiduciary duties of the Board, there is a reasonable likelihood that this Plan will benefit the Trust, each Fund and its Class C shareholders.

                  DISTRIBUTION PLAN

                  1. (a) The Funds shall pay to the Distributor a quarterly distribution fee not to exceed 0.75% per annum of average daily net assets of Class C Shares, as may be determined by the Board from time to time. (b) In addition to the amounts described in (a) above, each Fund shall pay a service fee (i) to the Distributor for payment to dealers or others, or (ii) directly to others, an amount not to exceed 0.25% per annum of average daily net assets of Class C Shares, as may be determined by the Board from time to time, pursuant to servicing agreements which have been approved from time to time by the Board, including the non-interested Board members.

                  2. (a) The Distributor shall use the monies paid to it pursuant to Paragraph 1(a) above to assist in the distribution and promotion of Class C Shares. Payments made to the Distributor under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a pro-rated portion of Distributors' overhead expenses attributable to the distribution of Class C Shares, as well as for additional distribution fees paid to securities dealers or their firms or others who have executed agreements with the Distributor or its affiliates, which form of agreement has been approved from time to time by the Trustees, including the non-interested trustees. In addition, such fees may be used to pay for advancing the commission costs to dealers or others with respect to the sale of Class C Shares. (b) The monies to be paid pursuant to paragraph 1(b) above shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from each Fund on behalf of customers; forwarding certain shareholder communications from the Funds to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in Class C Shares. Any amounts paid under this paragraph 2(b) shall be paid pursuant to a servicing or other agreement, which form of agreement has been approved from time to time by the Board.

                  3. In addition to the payments which each Fund is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Funds, the investment adviser, the Distributor or other parties on behalf of the Funds, the investment adviser or the Distributor make payments that are deemed to be payments by the Funds for the financing of any activity primarily intended to result in the sale of Class C Shares issued by each Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan. In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to Rule 2830of the Rules of the National Association of Securities Dealers, Inc., Article III, Section 26(d).

                  4. The Distributor shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies reimbursed to it and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

                  5. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Board, including the non-interested Board members, cast in person at a meeting called for the purpose of voting on the Plan.

                  6. The Plan, and any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of Class C Shares of each Fund or by vote of a majority of the non-interested Board members, on not more than sixty (60) days' written notice, or by the Distributor on not more than sixty (60) days' written notice and any agreements related to this Plan shall terminate automatically in the event of its assignment.

                  7. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 1 hereof without approval by a majority of the outstanding voting securities of a Fund's Class C Shares.

                  8. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by the non-interested Board members cast in person at a meeting called for the purpose of voting on any such amendment.

                  9. So long as the Plan is in effect, the selection and nomination of the Funds' non-interested Board members shall be committed to the discretion of such non-interested Board members.

                  This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and the Distributor as evidenced by their execution hereof.



Date:    ______, 2005                     FORWARD FUNDS


                                          By:
                                             -----------------------------------
                                             President



                                      -3-